9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE April 26, 2010 4:01 PM ET

CELADON GROUP REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE: CGI) today reported its financial and operating results for the three and nine months ended March 31, 2010, the third fiscal quarter of the Company’s fiscal year ending June 30, 2010.

Revenue for the quarter increased 21.0% to $129.4 million in the 2010 quarter from $106.9 million in the 2009 quarter.  Freight revenue, which excludes fuel surcharges, increased 14.2% to $109.9 million in the 2010 quarter from $96.2 million in the 2009 quarter.  Net income increased to $.4 million in the 2010 quarter from a loss of $2.1 million for the same quarter last year.  Earnings per diluted share increased to $0.02 in the 2010 quarter from a loss of $.10 for the same quarter last year.

For the nine months ended March 31, 2010 revenue increased 3.0% to $384.5 million in 2010 from $373.4 for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 8.5% to $329.7 million in 2010 from $304.0 million for the same period last year.  Net income decreased 20.0% to $2.0 million in 2010 from $2.4 million for the same period last year.  Earnings per diluted share decreased to $0.09 in 2010 from $0.11 for the same period last year.

Steve Russell, Chairman and CEO, commented on the March 2010 quarter's results.  "Our earnings per share improved by 12 cents, compared with the loss incurred in the March 2009 quarter.  An increase in loaded miles of 18 percent, despite much worse weather, accounted for an improvement of 17 cents in earnings per share.  Offsetting this pickup was a reduction of approximately 10 cents in earnings per share related to lower rates per mile.  Our average rate per mile declined from $1.455 to $1.398, or 3.9 percent.  Our average rate, however, increased about one percent from the December 2009 quarter, the first consecutive quarterly increase in many quarters.  These two factors accounted for a net seven cent improvement in earnings per share.  The balance of the twelve cent pickup related to cost reduction actions taken in 2009, in part offset by the negative impact of higher fuel prices in March 2010."

"Increasingly during the March 2010 quarter, the relationship of demand compared with industry capacity improved.  Historically, the March quarter has been the weakest quarter of the year.  We are hopeful this trend will continue, providing us with the opportunity to increase our rates.  Interestingly, our average rate per loaded mile was down about ten percent from the level in the December 2006 quarter."

"Our balance sheet remains solid, and we retain significant liquidity.  At March 31, 2010, we had net worth of approximately $150 million, and $37.6 million of debt.  We had no bank borrowings outstanding on our $40 million bank line, and only $0.3 million in letters of credit."

Conference Call Information

An investor conference call is scheduled for Tuesday, April 27, at 10:00 a.m. EST.  Steve Russell and other members of management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 866-804-6921 (international calls 857-350-1667) pin number 46446345 a few minutes prior to the start time.  A replay will be available through May 4 by dialing 888-286-8010 (international calls 617-801-6888) and entering call back code 81569365.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to member fleets; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and Celadon Brokerage Services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2010 and June 30, 2009
(Dollars in thousands except per share and par value amounts)

	March 31, 2010	June 30, 2009
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$9,410	$863
Trade receivables, net of allowance for doubtful accounts of $1,202 and $1,059 at March 31, 2010 and June 30, 2009, respectively	60,806	55,291
Prepaid expenses and other current assets	14,269	10,044
Tires in service	4,968	4,336
Equipment held for resale	---	8,012
Income tax receivable	---	232
Deferred income taxes	3,210	2,780
Total current assets	92,663	81,558
Property and equipment	235,554	237,167
Less accumulated depreciation and amortization	76,654	70,025
Net property and equipment	158,900	167,142
Tires in service	1,472	1,581
Goodwill	19,137	19,137
Other assets	1,591	1,581
Total assets	$273,763	$270,999

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,727	$5,461
Accrued salaries and benefits	12,104	10,084
Accrued insurance and claims	9,599	8,508
Accrued fuel expense	10,508	8,592
Other accrued expenses	11,786	11,547
Current maturities of long-term debt	563	1,109
Current maturities of capital lease obligations	11,867	6,693
Provision for Income Taxes	1,433	---
Total current liabilities	64,587	51,994
Long-term debt, net of current maturities	109	5,870
Capital lease obligations, net of current maturities	25,061	35,311
Deferred income taxes	34,019	34,132
Minority interest	---	25
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000,000 shares; issued 23,871,993 and 23,840,677 shares at March 31, 2010 and June 30, 2009, respectively	788	787
Treasury stock at cost; 1,611,267 and 1,744,245 shares at March 31, 2010 and June 30, 2009, respectively	(11,109)	(12,025)
Additional paid-in capital	98,007	97,030
Retained earnings	64,907	62,955
Accumulated other comprehensive loss	(2,606)	(5,080)
Total stockholders' equity	149,987	143,667
Total liabilities and stockholders' equity	$273,763	$270,999

Key Operating Statistics

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
Average revenue per loaded mile (*)	$1.398	$1.455	$1.397	$1.484
Average revenue per total mile (*)	$1.257	$1.293	$1.258	$1.322
Average revenue per tractor per week (*)	$2,315	$2,136	$2,392	$2,365
Average miles per tractor per week	1,842	1,652	1,901	1,789
Average line-haul tractors	3,022	2,888	2,938	2,757
Tractors at end of period (**)	3,361	3,169	3,361	3,169
Trailers at end of period (**)	9,965	10,041	9,965	10,041
Operating Ratio (*)	98.0%	101.9%	98.0%	96.9%

*Freight revenue excluding fuel surcharge.
**Total fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)
(Unaudited)

	For the three months ended March 31,		For the nine months ended March 31,
	2010	2009	2010	2009
Revenue:
Freight revenue	$109,913	$96,152	$329,689	$303,979
Fuel surcharges	19,522	10,725	54,817	69,412
Total revenue	129,435	106,877	384,506	373,391

Operating expenses:
Salaries, wages, and employee benefits	38,348	36,990	116,940	116,144
Fuel	31,682	22,146	91,812	100,093
Operations and maintenance	9,327	8,711	27,018	26,944
Insurance and claims	3,928	3,505	11,280	10,374
Depreciation and amortization	7,602	10,123	23,025	26,802
Revenue equipment rentals	9,142	7,774	27,169	20,814
Purchased transportation	20,572	12,469	58,803	40,989
Costs of products and services sold	1,352	1,486	4,553	4,620
Communications and utilities	1,256	1,386	3,701	3,734
Operating taxes and licenses	2,523	2,424	7,282	7,148
General and other operating	1,557	1,733	5,215	6,293
Total operating expenses	127,289	108,747	376,798	363,955

Operating income (loss)	2,146	(1,870)	7,708	9,436

Other (income) expense:
Interest income	(18)	(15)	(55)	(26)
Interest expense	666	776	1,888	2,901
Other expense, net	(21)	60	82	47
Income (loss) before income taxes	1,519	(2,691)	5,793	6,514
Provision (benefit) for income taxes	1,153	(613)	3,841	4,124
Net income (loss)	$366	$(2,078)	$1,952	$2,390

Earnings (loss) per common share:
Diluted earnings (loss) per share	$0.02	$(0.10)	$0.09	$0.11
Basic earnings (loss) per share	$0.02	$(0.10)	$0.09	$0.11
Average shares outstanding:
Diluted	22,503	21,792	22,303	22,122
Basic	21,916	21,792	21,877	21,706